TRUST AGREEMENT

          TRUST AGREEMENT, dated as of May 1, 2001, between Delta Financial Corporation, a Delaware corporation, as Sponsor (the “Sponsor”), and Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Trustee (the “Trustee”). The Sponsor and the Trustee hereby agree as follows:

          1.      The trust created hereby (the “Trust”) shall be known as “Delta Funding Residual Liquidating Trust”, in which name the Trustee, or the Sponsor to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

          2.      The Sponsor hereby assigns, transfers, conveys and sets over to the Trust the sum of $10. The Trustee hereby acknowledges receipt of such amount from the Sponsor, which amount shall constitute the initial trust estate. The Trustee hereby declares that it will hold the trust estate for the Sponsor. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. §§ 3801 et seq. (the “Business Trust Act”), and that this document constitute the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust in the office of the Secretary of State of the State of Delaware in the form attached hereto. The Trust is hereby established by the Sponsor and the Trustee for the purposes of (i) issuing owner trust certificates (“Owner Trust Certificates”) representing undivided beneficial interests in the assets of the Trust in exchange for those certain 9½% Senior Secured Notes due 2004 (the “Secured Notes”) issued by the Sponsor; (ii) holding (a) those certain excess cash flow certificates and that certain net interest margin owner trust certificate irrevocably transferred from Delta Residual Holding Trust 2000-1 and Delta Residual Holding Trust 2000-2 (collectively, the “Residual Trusts”), (b) all cash and other property held by the Residual Holding Trusts at the time of the consummation of the exchange offer relating to the issuance of the Owner Trust Certificates, (c) that certain owner trust certificate representing ownership of Delta Non-Performing Loan Trust 2000-1, and (d) $15 million aggregate liquidation preference amount of newly issued shares of preferred stock of the Sponsor; and (iii) engaging in any other lawful business or activity that may be engaged in by a business trust formed under the Business Trust Act.

          3.      Concurrent with the first issuance of any Owner Trust Certificates by the Trust, the Sponsor, the Trustee and certain other parties intend to enter into an amended and restated Trust Agreement, satisfactory to each such party and substantially in the form to be included as an exhibit to the 1933 Act Registration Statement referred to below at the time such registration statement becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), to provide for the contemplated operation of the Trust created hereby and the issuance of the Owner Trust Certificates referred to therein. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain, prior to such execution and delivery, any licenses, consents or approvals required by applicable law or otherwise.

          4.      The Sponsor and the Trustee hereby authorize and direct the Sponsor, as the sponsor of the Trust, as applicable, (i) to prepare and file with the Securities and Exchange Commission (the “Commission”) and execute, in each case on behalf of the Trust, (a) a Registration Statement on Form S-4 (the “1933 Act Registration Statement”), including any pre-effective or post-effective amendments to such Registration Statement, relating to the registration of the Owner Trust Certificates under the Securities Act and (b), as applicable, a Registration Statement on Form 8-A (the “1934 Act Registration Statement”) (including any pre-effective or post-effective amendments thereto) relating to the registration of the Owner Trust Certificates under Section 12(b) of the Securities Exchange Act of 1934, as amended; (ii) to prepare and file and execute, in each case on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the Owner Trust Certificates under the securities or “blue sky” laws of such jurisdictions as the Sponsor, on behalf of the Trust, may deem necessary or desirable; (iii) to negotiate the terms of, and execute on behalf of the Trust, any purchase agreements or other agreements among the Trust, the Sponsor and the holders of the Secured Notes relating to the issuance of the Owner Trust Certificates in exchange for the Secured Notes; (iv) to negotiate the terms of, and execute on behalf of the Trust, a management agreement among the Trust and the Sponsor or its affiliates relating to the management of the assets of the Trust; and (v) to negotiate the terms of, and execute on behalf of the Trust, such agreements, documents and certificates, and to do such other acts and things as the Sponsor may deem to be necessary or advisable in order to carry out the purpose and intent of the Trust. It is hereby acknowledged and agreed that in connection with any execution, filing or document referred to in clauses (i) and (ii) above, (A) the Sponsor is authorized on behalf of the Trust to file and execute such document on behalf of the Trust and (B) the Trustee shall not be required to join in any such filing or execute on behalf of the Trust any such document unless required by the rules and regulations of the Commission or state securities or blue sky laws, and in such case only to the extent so required. In connection with all of the foregoing, the Sponsor hereby constitutes and appoints Hugh Miller, Marc Miller and Richard Blass, and each of them, his, her or its, as the case may be, true and lawful attorneys-in-fact, and agents, with full power of substitution and resubstitution, for the Sponsor and in the Sponsor’s name, place and stead, in any and all capacities, to sign and file (i) the 1933 Act Registration Statement and, as applicable, the 1934 Act Registration Statement and any and all amendments (including post-effective amendments) or supplements thereto, with all exhibits thereto, and other documents in connection therewith, and (ii), as applicable, a registration statement and any and all amendments thereto filed pursuant to Rule 462(b) under the Securities Act with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the Sponsor might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, shall do or cause to be done by virtue hereof.

          5.      This Trust Agreement may be executed in one or more counterparts.

          6.      The Trustee may resign immediately upon notice to the Sponsor if the Trustee is required to join in any filing or execute on behalf of the Trust any document pursuant to the provisions of paragraph 4 hereof and, upon giving such notice, the Trustee shall not be required to join in any such filing or execute on behalf of the Trust any such document; provided, further, however, that no resignation of the Trustee shall be effective until a successor Trustee has been appointed and has accepted such appointment by instrument executed by such successor Trustee and delivered to the Trust, the Sponsor and the resigning Trustee.

          7.      To the fullest extent permitted by applicable law, the Sponsor agrees to indemnify (i) the Trustee, (ii) any affiliate of the Trustee, and (iii) any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Trustee (each of the persons or entities in (i) through (iii) being referred to as an “Indemnified Person”) for, and to hold each Indemnified Person harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this paragraph 7 shall survive the termination of this Trust Agreement.

           8.      The Trust may terminate without issuing any Owner Trust Certificates at the election of the Sponsor.

           9.      This Trust Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

          IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

DELTA FINANCIAL CORPORATION,
as Sponsor

By:  /S/ MARC MILLER
     Name: Marc Miller
     Title: Senior Vice President

WILMINGTON TRUST COMPANY,
as Trustee

By:  /S/ PATRICIA A. EVANS
     Name: Patricia A. Evans
Title: Senior Financial Services Officer